                                COASTCAST CORPORATION
                          COMPUTATION OF PER SHARE EARNINGS
                                      (UNAUDITED)


                                                                 THREE MONTHS                    SIX MONTHS
                                                                 ENDED JUNE 30,                ENDED JUNE 30,
                                                           -------------------------     ------------------------
                                                              1998           1997           1998           1997
                                                           -----------    ----------     ----------   -----------

Common stock outstanding at beginning of period             8,959,050      8,794,334      8,849,005    8,777,890
   Exercise of options                                         95,154              -        205,199       16,444
                                                           -----------    ----------     ----------   -----------
Common stock outstanding at end of period                   9,054,204      8,794,334      9,054,204    8,794,334
                                                           -----------    ----------     ----------   -----------
                                                           -----------    ----------     ----------   -----------
Weighted average shares outstanding,
   for computation of basic earnings per share              9,019,682      8,794,334      8,956,572    8,789,286

Dilutive effect of stock options after application of
   treasury stock method                                      417,332         88,046        379,099      129,812
                                                           -----------    ----------     ----------   -----------
Total diluted weighted average shares outstanding,
   For computation of diluted earnings per share            9,437,014      8,882,380      9,335,671    8,919,098
                                                           -----------    ----------     ----------   -----------
                                                           -----------    ----------     ----------   -----------
Net income                                                  4,004,000      2,816,000      8,022,000    4,014,000
                                                           -----------    ----------     ----------   -----------
                                                           -----------    ----------     ----------   -----------
Net income per common share - basic                            $  .44         $  .32         $  .90        $  .46
                                                           -----------    ----------     ----------   -----------
                                                           -----------    ----------     ----------   -----------
Net income per share and common
   equivalent per share - diluted                              $  .42         $  .32         $  .86        $  .45
                                                           -----------    ----------     ----------   -----------
                                                           -----------    ----------     ----------   -----------




                                  Exhibit 11


                                      13